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EXHIBIT 16

[LETTERHEAD OF KPMG LLP, OMAHA, NEBRASKA OFFICE]

October 18, 2001

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

    We were previously principal accountants for Transcrypt International, Inc. and Subsidiary (the "Company") and, under the date of February 16, 2001, except as to the second paragraph of note 2, which is March 8, 2001, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2000 and 1999. On October 12, 2001, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated October 12, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that our termination was unanimously recommended by the Company's Audit Committee and unanimously approved by the Company's Board of Directors, nor are we in a position to agree or disagree that Grant Thornton LLP was selected as its independent accountant on October 12, 2001 and that the decision to select Grant Thornton LLP was unanimously recommended by both the Company's Audit Committee and Board of Directors.

Very truly yours,
/s/ KPMG LLP KPMP LLP

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  EXHIBIT 16